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EXHIBIT 99.1

         [LETTERHEAD OF SYNAPTIC PHARMACEUTICAL CORPORATION]

FOR IMMEDIATE RELEASE

SYNAPTIC PHARMACEUTICAL COMPLETES ITS
MERGER WITH A SUBSIDIARY OF H. LUNDBECK A/S

        PARAMUS, N.J., March 6, 2003—(NASDAQ: SNAP) Synaptic Pharmaceutical Corporation announced today that the merger of a subsidiary of H. Lundbeck A/S with Synaptic became effective today. Under the terms of the transaction, at the effective time, each outstanding share of Synaptic's common stock was converted into the right to receive US $6.50 in cash, without interest; each outstanding share of Synaptic's Series B Convertible Preferred Stock was converted into the right to receive US $1,499.15 in cash, without interest; and each outstanding share of Synaptic's Series C Convertible Preferred Stock was converted into the right to receive US $1,088.54 in cash, without interest. Lundbeck acquired Synaptic for the amount of approximately US $122.5 million. As a result of the transaction, Synaptic has become a wholly owned subsidiary of Lundbeck.

        At the close of the market today, Synaptic expects that shares of its common stock will cease to be quoted on The Nasdaq Stock Market and will no longer be publicly traded.

        Mellon Investor Services LLC will act as the paying agent for the transaction and is expected to circulate documentation to effect the payment procedures to stockholders as of the close of business today.

        Synaptic Pharmaceutical Corporation is a drug discovery company using its proprietary portfolio of G protein-coupled receptors as the basis for developing new drugs for the treatment of a variety of human disorders.

Forward-looking statements

        This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, those related to the transactions described in this press release and any other statements which are not historical facts. Forward-looking statements may be identified by words like "expected" and "anticipates" and similar expressions. Such statements involve assumptions relating to the terms of the merger. Although Synaptic believes that the assumptions used to make the forward-looking statements contained herein are reasonable, actual facts and conditions may exist in the future that could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. Many factors, including those discussed more fully in Synaptic's filings with the Securities and Exchange Commission, could cause results to differ materially from those stated. Synaptic expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Synaptic's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        CONTACT: Robert Ferris, RFBinder Partners, Investor Relations, +1-212-994-7505, for Synaptic Pharmaceutical Corporation.

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  EXHIBIT 99.1
SYNAPTIC PHARMACEUTICAL COMPLETES ITS MERGER WITH A SUBSIDIARY OF H. LUNDBECK A/S